Exhibit 99


                                     Contact: Media Relations Investor Relations
                                              Jim Badenhausen       William Pike
                                              212-761-4472          212-761-0008

                                                           For Immediate Release

Morgan Stanley

Edward A. Brennan, John W. Madigan and Miles L. Marsh to Step Down from Morgan Stanley Board of Directors


NEW YORK, December 21, 2005 -- The Board of Directors of Morgan Stanley (NYSE:
MWD) announced today that Edward A. Brennan, John W. Madigan and Miles L. Marsh have resigned from the Board. Mr. Madigan's and Mr. Marsh's resignations are effective at year end. Mr. Brennan's resignation will be effective on January 16, his seventy-second birthday.

Speaking for all three directors, Miles Marsh said, "A successful transition to new management is now complete, the activities of 2005 are drawing to a close, and Morgan Stanley has elected four outstanding new directors in the last several months. We have been privileged to serve on the Board and think this is an appropriate time for us to step aside. We commend John Mack for his leadership and the clear strategic priorities he has established, and wish him and his strong management team continued success in the future."

John J. Mack, Chairman and Chief Executive Officer, said, "Ed Brennan, John Madigan and Miles Marsh brought many years of outstanding corporate experience to their roles as Board members. I especially appreciate the leadership that Miles Marsh provided Morgan Stanley as Lead Director of the Board. He helped to guide the Firm through a challenging period, and I am grateful for the counsel and support that he provided upon my return to the Firm. Ed, John and Miles all demonstrated tremendous commitment throughout their service as Director, and Ed, in particular, provided many years of service first to the Dean Witter board and then the Board of the combined company. The entire Morgan Stanley Board of Directors joins me in thanking Ed, John and Miles for their service and their contributions to the Firm."

Since June 2005, the Board of Directors has been substantially reshaped through the resignation of nine directors (three management directors and six independent directors, including those whose resignations were announced today) and the election of five new directors. With the resignations of Mr. Brennan, Mr. Madigan and Mr. Marsh, the Board will have nine directors, including seven independent directors.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.


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